EXHIBIT 99.1

FAIRNESS OPINION MEMORANDUM

To: The Board of Directors Kaival Brands Innovations Group, Inc.

From: Mark Thoenes

Sole Disinterested Director

Re: Fairness Opinion on Proposed Compensation Arrangements for Eric Mosser (CEO) and Eric Morris (CFO)

Dear Members of the Board:

Pursuant to DGCL §144, and in my role as the director unaﬃliated with the proposed transactions, I have evaluated the proposed employment arrangements for Eric Mosser (CEO) and Eric Morris (CFO), together with the related equity grants under the Company’s Amended and Restated 2020 Stock and Incentive Compensation Plan and the amendment to increase the Plan reserve to 100,000,000 shares (collectively, the “Proposed Arrangements”), as set forth in the draft Employment Agreements and Unanimous Written Consent presented to the Board.

This evaluation was conducted with a view toward ensuring impartiality and alignment with the Company’s interests, drawing on objective criteria and governance standards to assess the terms.

In forming my opinion, I considered the following key factors:

● The Company’s current cash-conservative position and post-Nasdaq delisting recovery strategy, emphasizing minimal cash commitments to preserve resources for operational needs;

● The heavily equity-oriented structure designed to align executive interests with long-term stockholder value creation, including vesting mechanisms tied to continued service over the recovery horizon;

● Retention and incentive features linked to performance and potential Change in Control events, ensuring stability through pivotal milestones;

● Market comparisons with similarly situated OTC/recovery-stage companies, conﬁrming that the overall design is competitive yet restrained;

● The tax, accounting, and governance implications, including favorable deferral options and spread expense recognition to minimize near-term ﬁnancial impact; and

● The overarching beneﬁt to the Company in securing committed leadership for ongoing operations and long-term objectives, balanced against dilution controls and stockholder protections.

Based on this careful consideration, I conclude that the Proposed Arrangements are fair and reasonable to the Company and its stockholders from a ﬁnancial point of view.

This opinion is provided solely for purposes of DGCL §144 and may be attached to the Unanimous Written Consent.

Sincerely,

/s/ Mark Thoenes
Mark Thoenes
Sole DisinterestedDirector
Date: March 12, 2026